Press Release For immediate release Brandon Burke, Investor Relations Graham Galt, Media Relations 404-439-3468 404-439-3070

Invesco Reports Results for the Three Months Ended March 31, 2017
Continued strong, long-term investment performance
Long-term net inflows of $1.8 billion, annualized organic growth rate of 1%
Diluted EPS of $0.52; adjusted diluted EPS of $0.61
Invesco to acquire Source, a leading ETF provider in Europe

Atlanta, April 27, 2017 --- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2017.

“Our continued focus on delivering strong investment performance to clients helped us achieve positive long-term net inflows of $1.8 billion during the quarter and an adjusted net income growth of 4.3% quarter over quarter,” said Martin L. Flanagan, president and CEO of Invesco. “Based on the strong fundamentals in our business, we’re increasing our quarterly dividend to $0.29 per share, which represents a 3.6% increase over the prior year.”

The company also announced that it has entered into a definitive agreement to acquire Source, a leading, independent specialist provider of exchange-traded funds (ETFs) based in Europe. The transaction includes approximately $18 billion in Source-managed AUM, plus approximately $7 billion of externally managed AUM (as of March 31, 2017). The acquisition brings additional talent and a broad array of funds that further expand the depth and breadth of Invesco’s active, passive and alternative capabilities and expertise, enhancing the firm’s ability to help clients achieve their investment objectives.

“We’re excited about this opportunity to build on Invesco’s 40 years of factor investing experience and our existing PowerShares ETF business, which will significantly enhance our ability to deliver meaningful solutions to institutional and retail clients in Europe and around the world,” said Martin L. Flanagan, president and CEO. “The addition of Source will help us meet increasing demands from clients who want to work with investment organizations that can deliver across the full range of investment capabilities and support the outcomes they seek.”

The transaction, deemed not material to the company’s financial position, will be funded with available cash. It is expected to close in the third quarter of 2017, subject to regulatory approval.

	Q1-17		Q4-16		Q1-17 vs. Q4-16	Q1-16		Q1-17 vs. Q1-16

U.S. GAAP Financial Measures
Operating revenues	$1,192.6	m	$1,194.7	m	(0.2)%	$1,148.7	m	3.8%
Operating income	$258.6	m	$294.2	m	(12.1)%	$274.4	m	(5.8)%
Operating margin	21.7%		24.6%			23.9%
Net income attributable to Invesco Ltd.	$212.0	m	$226.5	m	(6.4)%	$161.0	m	31.7%
Diluted EPS	$0.52		$0.55		(5.5)%	$0.38		36.8%

Adjusted Financial Measures(1)
Net revenues	$867.1	m	$863.8	m	0.4%	$818.1	m	6.0%
Adjusted operating income	$327.1	m	$336.0	m	(2.6)%	$307.1	m	6.5%
Adjusted operating margin	37.7%		38.9%			37.5%
Adjusted net income attributable to Invesco Ltd.	$250.5	m	$240.1	m	4.3%	$204.8	m	22.3%
Adjusted diluted EPS	$0.61		$0.59		3.4%	$0.49		24.5%

Assets Under Management
Ending AUM	$834.8	bn	$812.9	bn	2.7%	$771.5	bn	8.2%
Average AUM	$829.8	bn	$809.0	bn	2.6%	$747.5	bn	11.0%
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 7 through 9 for a reconciliation to their most directly comparable U.S. GAAP measures.

Assets Under Management

Total assets under management (AUM) at March 31, 2017, were $834.8 billion (December 31, 2016: $812.9 billion), an increase of $21.9 billion during the first quarter. Long-term net inflows were $1.8 billion and total net outflows were $5.3 billion for the first quarter, as detailed below:

Summary of net flows (in billions)	Q1-17	Q4-16	Q1-16
Active	($0.5)	($1.9)	$0.5
Passive	2.3	(0.8)	(1.8)
Long-term net flows	1.8	(2.7)	(1.3)
Invesco PowerShares QQQ	1.0	2.7	(2.6)
Institutional money market	(8.1)	1.1	3.8
Total net flows	($5.3)	$1.1	($0.1)

Annualized long-term organic growth rate*	1.0%	(1.5%)	(0.8%)

*Annualized long-term organic growth rate is calculated using long-term net flows (annualized) divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM.

Net market gains led to increases of $23.1 billion in AUM during the first quarter, compared to net market gains of $6.4 billion in the fourth quarter 2016. Foreign exchange rate movements led to a $4.1 billion increase in AUM during the first quarter, compared to a $14.8 billion decrease in the fourth quarter 2016. Average AUM during the first quarter were $829.8 billion, compared to $809.0 billion for the fourth quarter 2016, an increase of 2.6%. Further analysis is included in the supplementary schedules to this release.

Operating Results

This section discusses the company's first quarter 2017 results, as compared to the fourth quarter 2016, and comments on significant items that have impacted the company's results as presented in accordance with U.S. GAAP.

Operating revenues decreased $2.1 million (0.2%) to $1,192.6 million in the first quarter, from $1,194.7 million in the fourth quarter 2016. Foreign exchange rate changes decreased first quarter operating revenues by $0.2 million compared to the fourth quarter 2016.

Investment management fees increased $8.3 million (0.9%) to $955.2 million in the first quarter, from $946.9 million in the fourth quarter 2016. The increase reflects the higher average AUM during the first quarter compared to the fourth quarter 2016, partially offset by fewer days in the first quarter as compared to fourth quarter 2016.

Service and distribution fees decreased $2.7 million (1.3%) to $206.4 million in the first quarter, from $209.1 million in the fourth quarter 2016.

Performance fees were $11.3 million in the first quarter, compared to $17.5 million in the fourth quarter 2016. Performance fees recorded in the first quarter were primarily from bank loan products, real estate funds and U.K. investment trusts.

Other revenues decreased by $1.5 million (7.1%) to $19.7 million in the first quarter, compared to $21.2 million in the fourth quarter 2016. Real estate transaction fees were down $2.6 million, offset by increased UIT revenues of $1.6 million.

Operating expenses increased $33.5 million (3.7%) to $934.0 million in the first quarter, from $900.5 million in the fourth quarter 2016, primarily related to increased employee compensation costs, offset by lower marketing and general and administrative expenses. Business optimization charges were $24.7 million in the first quarter, compared to $21.0 million in the fourth quarter. Total costs of these initiatives at completion are estimated to be approximately $128 million, of which $38 million remains to be incurred through mid-2018. As of the end of the first quarter 2017, this initiative has produced annualized run-rate expense savings of $28 million, and by completion in mid-2018, the expected annualized run-rate savings will be up to $50 million. Foreign exchange rate changes decreased first quarter operating expenses by $0.6 million when compared to the fourth quarter 2016.

Third-party distribution, service and advisory expenses decreased by $0.2 million (0.1%) to $349.3 million in the first quarter from $349.5 million in the fourth quarter 2016.

Employee compensation expenses increased by $57.8 million (17.1%) to $396.8 million in the first quarter, from $339.0 million in the fourth quarter 2016. The first quarter included a $22.0 million seasonal increase in payroll tax and employee benefit costs. The first quarter also reflects a significant expense for multiple senior executive retirements. The number of senior executive retirements and magnitude of their retirement costs incurred in one quarter was unprecedented for Invesco. These retirements, including, among others, the former Senior Managing Director of EMEA and the Chairman of our Private Equity business resulted in additional compensation expenses of $18.3 million related to accelerated vesting of deferred compensation and other separation costs. Staff severance costs related to business optimization were $15.7 million in the first quarter compared to $12.2 million in the fourth quarter. The fourth quarter of 2016 included an incremental credit of $8.6 million related to an employee benefit plan termination.

Marketing expenses decreased by $10.8 million (30.7%) to $24.4 million in the first quarter, from $35.2 million in the fourth quarter 2016, reflecting a seasonal reduction in client events and other marketing activities.

Property, office and technology expenses increased $0.2 million (0.2%) to $85.5 million in the first quarter, from $85.3 million in the fourth quarter 2016.

General and administrative expenses decreased $13.5 million (14.8%) to $78.0 million in the first quarter, from $91.5 million in the fourth quarter 2016 reflecting a $10.8 million reduction in fund costs incurred by consolidated investment products.

Equity in earnings of unconsolidated affiliates increased $6.3 million to $17.7 million in the first quarter from $11.4 million in the fourth quarter 2016 primarily from an increase in earnings from our real estate partnerships, offset by lower earnings due to expenses associated with our China joint venture. Non-operating other income and expenses in the first quarter also included a $28.5 million net gain comprised of market-driven gains and losses of investments held by consolidated investment products (CIP) and net interest income of CIP (fourth quarter 2016: $9.8 million gain).

Other gains and losses, net was a gain in the first quarter of $6.2 million compared to a gain of $15.6 million in the fourth quarter. The components and variances are included in the table below:

Summary of Other gains and losses, net (in millions)	Q1-17	Q4-16	Change
Investment gains/(losses)	$4.6	$1.2	$3.4
Market valuation gains/(losses) in deferred compensation plan investments	10.0	2.0	8.0
Market valuation gains/(losses) on acquisition-related contingent consideration	0.5	(1.1)	1.6
Market valuation gains/(losses) on foreign exchange hedge contracts	(8.2)	12.0	(20.2)
Foreign exchange gains/(losses) on intercompany loans	(0.7)	1.5	(2.2)
	$6.2	$15.6	($9.4)

The foreign exchange hedge contract gains and losses reflect the mark to market of all the open put option contracts. Further details of these foreign exchange hedge contracts are given below in the capital management section.

The effective tax rate decreased to 26.1% for the first quarter, from 29.9% for the fourth quarter 2016. The impact of the inclusion of non-controlling interests in CIP decreased our effective tax rate by 0.2% for the first quarter, compared to an increase of 0.8% for the fourth quarter 2016. First quarter 2017 included a 0.4% rate decrease related to excess tax benefits on share based compensation for vestings of our annual share awards. Included in the rate decrease for first quarter were expenses related to the retirement costs and business optimization costs discussed above, changes in our profit mix and movement from our foreign currency hedge contracts.

Capital Management

As of March 31, 2017, the company's cash and cash equivalents were $1,397.0 million, with long-term debt of $2,093.6 million. The credit facility balance was $19.4 million at March 31, 2017 and $28.7 million at December 31, 2016.

Dividends paid in the first quarter were $114.8 million. Today the company is announcing a first-quarter cash dividend of 29.0 cents, an increase of 3.6%. The dividend is payable on June 2, 2017, to shareholders of record at the close of business on May 12, 2017, with an ex-dividend date of May 10, 2017.

In April 2017 the company received $7.8 million from the first quarter's Pound Sterling - U.S. Dollar hedge contract. On March 30, Invesco extended its hedge of approximately 75% of the GBP-based operating income for each quarter by a half year, through June 29, 2018. Additionally, on April 18, Invesco extended the hedge through December 31, 2018. This hedge is in the form of purchased put option contracts set at a strike level of $1.250 based on the average daily foreign exchange rate for the applicable time period.

Headcount

As of March 31, 2017, the company had 6,847 employees, compared to 6,790 employees as of December 31, 2016.

# # #

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, April 27, 2017, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers. An audio replay of the conference call will be available until Thursday, May 11, 2017 at 5:00 p.m. ET by calling 1-800-685-0912 for U.S. and Canadian callers or 1-402-998-0879 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and their potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-17	Q4-16	% Change	Q1-16	% Change
Operating revenues:
Investment management fees	$955.2	$946.9	0.9%	$913.6	4.6%
Service and distribution fees	206.4	209.1	(1.3)%	197.7	4.4%
Performance fees	11.3	17.5	(35.4)%	14.5	(22.1)%
Other	19.7	21.2	(7.1)%	22.9	(14.0)%
Total operating revenues	1,192.6	1,194.7	(0.2)%	1,148.7	3.8%
Operating expenses:
Third-party distribution, service and advisory	349.3	349.5	(0.1)%	347.2	0.6%
Employee compensation	396.8	339.0	17.1%	344.4	15.2%
Marketing	24.4	35.2	(30.7)%	24.9	(2.0)%
Property, office and technology	85.5	85.3	0.2%	79.9	7.0%
General and administrative	78.0	91.5	(14.8)%	77.9	0.1%
Total operating expenses	934.0	900.5	3.7%	874.3	6.8%
Operating income	258.6	294.2	(12.1)%	274.4	(5.8)%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	17.7	11.4	55.3%	(12.2)	N/A
Interest and dividend income	2.9	3.5	(17.1)%	3.6	(19.4)%
Interest expense	(24.0)	(23.5)	2.1%	(23.9)	0.4%
Other gains and losses, net	6.2	15.6	(60.3)%	(4.7)	N/A
Other income/(expense) of CIP, net	28.5	9.8	190.8%	(7.5)	N/A
Income before income taxes	289.9	311.0	(6.8)%	229.7	26.2%
Income tax provision	(75.7)	(92.9)	(18.5)%	(71.9)	5.3%
Net income	214.2	218.1	(1.8)%	157.8	35.7%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(2.2)	8.4	N/A	3.2	N/A
Net income attributable to Invesco Ltd.	$212.0	$226.5	(6.4)%	$161.0	31.7%
Earnings per share:
---basic	$0.52	$0.55	(5.5)%	$0.38	36.8%
---diluted	$0.52	$0.55	(5.5)%	$0.38	36.8%

Average shares outstanding:
---basic	407.7	408.6	(0.2)%	418.7	(2.6)%
---diluted	408.0	409.0	(0.2)%	418.9	(2.6)%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We are presenting the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe these non-GAAP measures provide greater transparency into our business on an ongoing operations basis and allow more appropriate comparisons with industry peers. Management uses these performance measures to evaluate the business and for internal management reporting. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS. Non-GAAP measures should not be considered as substitutes for any measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

The following are reconciliations between the presented non-GAAP measures and the most directly comparable U.S. GAAP measures. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company' non-GAAP performance measures. In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-17	Q4-16	Q1-16
Operating revenues, U.S. GAAP basis	1,192.6	1,194.7	1,148.7
Proportional share of revenues, net of third-party distribution, service and advisory expenses, from joint venture investments	10.6	12.6	11.1
Third party distribution, service and advisory expenses	(349.3)	(349.5)	(347.2)
CIP	13.2	6.0	5.5
Net revenues	867.1	863.8	818.1

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-17	Q4-16	Q1-16
Operating income, U.S. GAAP basis	258.6	294.2	274.4
Proportional share of net operating income from joint venture investments	1.3	5.4	3.3
CIP	12.0	17.6	7.3
Business combinations	5.1	3.8	9.5
Compensation expense related to market valuation changes in deferred compensation plans	5.7	2.4	(0.2)
Business optimization expenses	24.7	21.0	6.8
Senior executive retirement and related costs	19.7	—	—
Vacated property lease	—	0.2	—
Employee benefit plan termination	—	(8.6)
Regulatory-related charges	—	—	6.0
Adjusted operating income	327.1	336.0	307.1

Operating margin (1)	21.7%	24.6%	23.9%
Adjusted operating margin (2)	37.7%	38.9%	37.5%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-17	Q4-16	Q1-16
Net income attributable to Invesco Ltd., U.S. GAAP basis	212.0	226.5	161.0
CIP, eliminated upon consolidation	(5.7)	(0.2)	8.4
Business combinations:
Changes in the fair value of contingent consideration	(0.5)	1.1	(3.5)
Other business combination-related adjustments	5.1	3.8	9.5
Deferred compensation plan market valuation changes and dividend income less compensation expense	(4.5)	0.1	1.4
Business optimization expenses	24.7	21.0	6.8
Senior executive retirement and related costs	19.7	—	—
Vacated property lease	—	0.2	—
Employee benefit plan termination	—	(8.6)	—
Regulatory-related charges	—	—	6.0
Foreign exchange hedge	13.9	(6.6)	(1.4)
Taxation:
Taxation on business combinations	4.1	4.0	3.5
Taxation on deferred compensation plan market valuation changes and dividend income less compensation expense	1.6	—	(0.3)
Taxation on business optimization charges	(8.7)	(7.0)	(2.3)
Taxation on senior executive retirement and related costs	(5.9)	—	—
Taxation on employee benefit plan termination	—	3.3	—
Taxation on regulatory-related charges	—	—	(2.3)
Taxation on foreign exchange hedge	(5.3)	2.5	0.2
Adjusted net income attributable to Invesco Ltd. (3)	250.5	240.1	204.8

Average shares outstanding - diluted	408.0	409.0	418.9
Diluted EPS	$0.52	$0.55	$0.38
Adjusted diluted EPS (4)	$0.61	$0.59	$0.49
____________

(1)	Operating margin is equal to operating income divided by operating revenues.

(2)	Adjusted operating margin is equal to adjusted operating income divided by net revenues.

(3)
The effective tax rate on adjusted net income attributable to Invesco Ltd. is 26.6% (fourth quarter 2016: 27.7%; first quarter 2016: 26.5%). 2017 includes a 0.4% rate decrease related to excess tax benefits on share based compensation for vestings of our annual share awards.

(4)
Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted shares outstanding. There is no difference between the calculated earnings per share amounts presented above and the calculated earnings per share amounts under the two class method.

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-17	Q4-16	Q1-16
Operating expenses, U.S. GAAP basis	934.0	900.5	874.3
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	9.3	7.2	7.8
Third party distribution, service and advisory expenses	(349.3)	(349.5)	(347.2)
CIP	1.2	(11.6)	(1.8)
Business combinations	(5.1)	(3.8)	(9.5)
Compensation expense related to market valuation changes in deferred compensation plans	(5.7)	(2.4)	0.2
Business optimization	(24.7)	(21.0)	(6.8)
Senior executive retirement and related costs	(19.7)	—	—
Vacated property lease	—	(0.2)	—
Employee benefit plan termination	—	8.6	—
Regulatory-related charges	—	—	(6.0)
Adjusted operating expenses	540.0	527.8	511.0

Employee compensation, U.S. GAAP basis	396.8	339.0	344.4
Proportional consolidation of joint ventures	5.1	5.4	5.1
Business combinations	(1.1)	(0.5)	(5.4)
Market appreciation/depreciation of deferred compensation awards	(5.7)	(2.4)	0.2
Business optimization	(15.7)	(12.2)	(4.0)
Senior executive retirement and related costs	(18.3)	—	—
Employee benefit plan termination	—	8.6	—
Adjusted employee compensation	361.1	337.9	340.3

Marketing, U.S. GAAP basis	24.4	35.2	24.9
Proportional consolidation of joint ventures	0.6	0.2	0.5
Adjusted marketing	25.0	35.4	25.4

Property, office and technology, U.S. GAAP basis	85.5	85.3	79.9
Proportional consolidation of joint ventures	0.9	1.0	0.9
Business optimization	(0.8)	(1.1)	0.3
Vacated property lease	—	(0.2)	—
Adjusted property, office and technology	85.6	85.0	81.1

General and administrative, U.S. GAAP basis	78.0	91.5	77.9
Proportional consolidation of joint ventures	2.7	0.6	1.3
Business combinations	(4.0)	(3.3)	(4.1)
CIP	1.2	(11.6)	(1.8)
Business optimization	(8.2)	(7.7)	(3.1)
Senior executive retirement and related costs	(1.4)	—	—
Regulatory-related charges	—	—	(6.0)
Adjusted general and administrative	68.3	69.5	64.2

Invesco Ltd.
Quarterly Assets Under Management

(in billions)	Q1-17		Q4-16		% Change	Q1-16
Beginning Assets	$812.9		$820.2		(0.9)%	$775.6
Long-term inflows	49.1		46.2		6.3%	42.8
Long-term outflows	(47.3)		(48.9)		(3.3)%	(44.1)
Long-term net flows	1.8		(2.7)		N/A	(1.3)
Net flows in Invesco PowerShares QQQ fund	1.0		2.7		(63.0)%	(2.6)
Net flows in institutional money market funds	(8.1)		1.1		N/A	3.8
Total net flows	(5.3)		1.1		N/A	(0.1)
Market gains and losses/reinvestment	23.1		6.4		260.9%	(3.0)
Acquisitions/dispositions, net	—		—		N/A	(3.6)
Foreign currency translation	4.1		(14.8)		N/A	2.6
Ending Assets	$834.8		$812.9		2.7%	$771.5

Average long-term AUM	$716.3		$698.9		2.5%	$649.2
Average AUM	$829.8		$809.0		2.6%	$747.5

Gross revenue yield on AUM(a)	58.1	bps	59.8	bps		62.1	bps
Gross revenue yield on AUM before performance fees(a)	57.5	bps	58.9	bps		61.3	bps
Net revenue yield on AUM(b)	41.8	bps	42.7	bps		43.8	bps
Net revenue yield on AUM before performance fees(b)	40.9	bps	41.8	bps		42.9	bps

(in billions)	Total AUM	Active(e)	Passive(e)
December 31, 2016	$812.9	$668.5	$144.4
Long-term inflows	49.1	37.3	11.8
Long-term outflows	(47.3)	(37.8)	(9.5)
Long-term net flows	1.8	(0.5)	2.3
Net flows in Invesco PowerShares QQQ fund	1.0	—	1.0
Net flows in institutional money market funds	(8.1)	(8.1)	—
Total net flows	(5.3)	(8.6)	3.3
Market gains and losses/reinvestment	23.1	16.6	6.5
Foreign currency translation	4.1	4.0	0.1
March 31, 2017	$834.8	$680.5	$154.3

Average AUM	$829.8	$678.4	$151.4
Gross revenue yield on AUM(a)	58.1bps	67.5bps	16.6bps
Net revenue yield on AUM(b)	41.8bps	47.4bps	16.6bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2016	$812.9	$526.5	$286.4
Long-term inflows	49.1	39.6	9.5
Long-term outflows	(47.3)	(37.8)	(9.5)
Long-term net flows	1.8	1.8	—
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—
Net flows in institutional money market funds	(8.1)	—	(8.1)
Total net flows	(5.3)	2.8	(8.1)
Market gains and losses/reinvestment	23.1	20.4	2.7
Foreign currency translation	4.1	2.4	1.7
March 31, 2017	$834.8	$552.1	$282.7

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (d)	Alternatives(c)
December 31, 2016	$812.9	$364.1	$201.7	$46.8	$78.3	$122.0
Long-term inflows	49.1	21.5	12.7	2.7	0.8	11.4
Long-term outflows	(47.3)	(26.5)	(10.2)	(2.2)	(0.9)	(7.5)
Long-term net flows	1.8	(5.0)	2.5	0.5	(0.1)	3.9
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	(8.1)	—	—	—	(8.1)	—
Total net flows	(5.3)	(4.0)	2.5	0.5	(8.2)	3.9
Market gains and losses/reinvestment	23.1	20.2	1.7	1.3	—	(0.1)
Transfers / reclassifications(f)	—	—	(3.0)	—	3.0	—
Foreign currency translation	4.1	1.5	0.9	0.3	—	1.4
March 31, 2017	$834.8	$381.8	$203.8	$48.9	$73.1	$127.2

Average AUM	$829.8	$376.8	$202.1	$48.2	$77.4	$125.3

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2016	$812.9	$539.5	$23.1	$98.2	$72.1	$80.0
Long-term inflows	49.1	27.8	1.1	4.1	8.3	7.8
Long-term outflows	(47.3)	(26.9)	(1.3)	(5.9)	(6.6)	(6.6)
Long-term net flows	1.8	0.9	(0.2)	(1.8)	1.7	1.2
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	(8.1)	(7.2)	—	0.3	0.6	(1.8)
Total net flows	(5.3)	(5.3)	(0.2)	(1.5)	2.3	(0.6)
Market gains and losses/reinvestment	23.1	15.8	0.9	3.3	2.3	0.8
Foreign currency translation	4.1	—	0.1	1.0	0.9	2.1
March 31, 2017	$834.8	$550.0	$23.9	$101.0	$77.6	$82.3

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(e)

(in billions)	Q1-17		Q4-16		% Change	Q1-16
Beginning Assets	$144.4		$143.3		0.8%	$139.1
Long-term inflows	11.8		10.6		11.3%	9.9
Long-term outflows	(9.5)		(11.4)		(16.7)%	(11.7)
Long-term net flows	2.3		(0.8)		N/A	(1.8)
Net flows in Invesco PowerShares QQQ fund	1.0		2.7		(63.0)%	(2.6)
Net flows in institutional money market funds	—		—		N/A	(0.3)
Total net flows	3.3		1.9		73.7%	(4.7)
Market gains and losses/reinvestment	6.5		(0.6)		N/A	(0.2)
Acquisitions/dispositions, net	—		—		N/A	(3.2)
Foreign currency translation	0.1		(0.2)		N/A	0.1
Ending Assets	$154.3		$144.4		6.9%	$131.1

Average long-term AUM	$106.7		$101.8		4.8%	$89.4
Average AUM	$151.4		$142.0		6.6%	$126.9

Gross revenue yield on AUM(a)	16.6	bps	17.1	bps		13.8	bps
Gross revenue yield on AUM before performance fees(a)	16.6	bps	17.1	bps		13.8	bps
Net revenue yield on AUM(b)	16.6	bps	17.1	bps		13.8	bps
Net revenue yield on AUM before performance fees(b)	16.6	bps	17.1	bps		13.8	bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2016	$144.4	$128.8	$15.6
Long-term inflows	11.8	10.4	1.4
Long-term outflows	(9.5)	(8.4)	(1.1)
Long-term net flows	2.3	2.0	0.3
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—
Net flows in institutional money market funds	—	—	—
Total net flows	3.3	3.0	0.3
Market gains and losses/reinvestment	6.5	6.7	(0.2)
Foreign currency translation	0.1	—	0.1
March 31, 2017	$154.3	$138.5	$15.8

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(c)
December 31, 2016	$144.4	$93.5	$41.7	$—	$—	$9.2
Long-term inflows	11.8	6.8	4.3	—	—	0.7
Long-term outflows	(9.5)	(6.7)	(1.2)	—	—	(1.6)
Long-term net flows	2.3	0.1	3.1	—	—	(0.9)
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	3.3	1.1	3.1	—	—	(0.9)
Market gains and losses/reinvestment	6.5	6.6	0.3	—	—	(0.4)
Foreign currency translation	0.1	—	—	—	—	0.1
March 31, 2017	$154.3	$101.2	$45.1	$—	$—	$8.0

Average AUM	$151.4	$97.8	$44.5	$—	$—	$9.1

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(e) (continued)

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2016	$144.4	$139.9	$0.5	$—	$1.9	$2.1
Long-term inflows	11.8	11.7	—	—	0.1	—
Long-term outflows	(9.5)	(8.7)	—	—	(0.1)	(0.7)
Long-term net flows	2.3	3.0	—	—	—	(0.7)
Net flows in Invesco PowerShares QQQ fund	1.0	1.0	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	3.3	4.0	—	—	—	(0.7)
Market gains and losses/reinvestment	6.5	6.3	—	—	0.1	0.1
Foreign currency translation	0.1	—	—	—	—	0.1
March 31, 2017	$154.3	$150.2	$0.5	$—	$2.0	$1.6

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)    Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding China joint venture (JV) AUM. For quarterly AUM, our share of the average AUM in the first quarter for our JVs in China was $8.4 billion (fourth quarter 2016: $10.1 billion; first quarter 2016: $7.6 billion). It is appropriate to exclude the average AUM of our China JVs for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of the JVs is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM.
(b)    Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 7 through 9 of this release for a reconciliation of operating revenues to net revenues.
(c)    The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(d)    Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM. Ending AUM as of March 31, 2017 includes $65.2 billion in institutional money market AUM and $47.8 billion in PowerShares QQQ AUM. (December 31, 2016: $70.9 billion and $42.0 billion, respectively; March 31, 2016: $62.8 billion and $37.5 billion, respectively).
(e)    Passive AUM includes ETFs, UITs, non-fee earning leverage and other passive mandates. Active AUM are total AUM less Passive AUM.
(f)    In January 2017 the company reclassified $3.0 billion of certain AUM previously classified in fixed income to money market.

Invesco Ltd.
Investment Capabilities Performance Overview

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	1yr	3yr	5yr
	U.S. Core	18%	—%	—%	21%	—%	5%
	U.S. Growth	67%	29%	37%	54%	38%	83%
	U.S. Value	55%	57%	58%	59%	57%	91%
	Sector	58%	3%	55%	61%	16%	17%
	U.K.	11%	87%	100%	12%	85%	98%
	Canadian	47%	10%	54%	47%	10%	33%
	Asian	77%	77%	90%	67%	69%	85%
	Continental European	61%	76%	100%	50%	75%	96%
	Global	36%	55%	68%	74%	60%	87%
	Global Ex U.S. and Emerging Markets	18%	91%	98%	14%	3%	98%
Fixed Income
	Money Market	70%	70%	70%	97%	98%	98%
	U.S. Fixed Income	66%	90%	90%	71%	80%	85%
	Global Fixed Income	54%	51%	62%	50%	25%	62%
	Stable Value	100%	100%	100%	100%	100%	100%
Other
	Alternatives	73%	72%	62%	62%	85%	37%
	Balanced	95%	58%	42%	89%	89%	92%

Note:
AUM measured in the one-, three-, and five-year peer group rankings represents 58%, 57%, and 55% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one-, three-, and five-year basis represents 70%, 68%, and 64% of total Invesco AUM, respectively, as of 3/31/2017. Peer group rankings are sourced from a widely-used third party ranking agency in each fund's market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and are asset-weighted in USD. Rankings are as of prior quarter-end for most institutional products and preceding month-end for Australian retail funds due to their late release by third parties. Rankings for the most representative fund in each GIPS composite are applied to all products within each GIPS composite. Performance assumes the reinvestment of dividends. Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds, and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor's experience.